UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 16, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 16, 2007, Equinix, Inc., a Delaware corporation (“Equinix” or the “Company”), extended an offer of employment to Stephen M. Smith to serve as its Chief Executive Officer and President. Mr. Smith has accepted this offer and is expected to commence his employment with Equinix on April 2, 2007.

Prior to joining Equinix, Mr. Smith, age 50, served as senior vice president at HP Services, a subsidiary of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc. from 2004 to 2005. From 1987 to 2004, he spent 17 years with Electronic Data Systems Corporation in a variety of positions, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith earned a Bachelor of Science degree in engineering from the U.S. Military Academy at West Point.

Equinix extended the offer of employment to Mr. Smith pursuant to an offer letter dated March 16, 2007, which provides that his salary shall be $450,000 per year. Mr. Smith is also eligible for a bonus under the Company’s 2007 Annual Incentive Plan equal to 50% of his salary, plus an additional 50% of salary for the over-performance portion of the bonus plan. Such bonus will be pro-rated and will be guaranteed for 2007. Mr. Smith is entitled to a sign on bonus equal to $100,000. The offer letter provides that Mr. Smith is to receive an award of 24,000 shares of restricted stock pursuant to the Company’s 2000 Equity Incentive Plan, which will vest over four years with the initial 25% vesting upon Mr. Smith’s completion of one year of employment and the balance vesting in equal semi-annual installments thereafter. The offer letter also provides that Mr. Smith is to receive an award of 60,000 shares of restricted stock pursuant to the Company’s 2000 Equity Incentive Plan, which will vest on the later of attainment of a price appreciation target or completion of four years of service, with the initial 25% vesting upon Mr. Smith’s completion of one year of employment and the balance vesting in equal semi-annual installments thereafter, provided the price appreciation target has been met. The offer letter provides for the indemnification of Mr. Smith to the maximum extent permitted by law and is for no specific term of employment.

Equinix and Mr. Smith also entered into a Severance Agreement, pursuant to which the Company will pay Mr. Smith certain severance benefits if the Company terminates Mr. Smith’s employment other than for cause (as defined in the Severance Agreement), or Mr. Smith terminates his employment for good reason (as defined in the Severance Agreement), subject to execution of a release and other customary covenants. Upon a qualifying termination, the Company will pay Mr. Smith his annual base salary and target bonus for one year. In addition to the foregoing, any restricted stock outstanding on the date of termination will vest pro rata as to any partially completed installment.

Mr. Smith will be elected to the Equinix Board of Directors effective April 2, 2007. As a member of the Board of Directors, Mr. Smith will be appointed to serve on its Stock Option Committee.

As previously disclosed, Peter Van Camp, Equinix’s current Chief Executive Officer and President, will become Executive Chair upon Mr. Smith’s commencement of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: March 22, 2007	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer